UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Specialty Underwriters’ Alliance, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 2, 2008
Dear Stockholders:
     It is my pleasure to invite you to our 2008 annual stockholders meeting. The meeting will be held on May 6, 2008 at 9:00 a.m. CST at 222 South Riverside Plaza, 19 Floor, in the Lake County Room, Chicago, IL 60606.
     On the following pages you will find the formal notice of the annual meeting and proxy materials. Only stockholders of record of the Company’s common stock, $.01 par value per share, or the Common Stock, at the close of business on March 26, 2008 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Holders of the Company’s Class B common stock, $.01 par value per share, or the Class B Shares, are not entitled to vote on the matters to be presented at the meeting. The vote of each stockholder entitled to vote at the meeting is important. Please be sure to mark, sign and return the enclosed proxy card so that your shares will be represented. Even if you have executed a proxy, you may still attend the annual meeting and vote your shares in person. In addition to casting your ballot for the items to be voted upon, you will be afforded an opportunity to ask questions and express your views on our operations.
     I appreciate the continuing interest and support of our stockholders and look forward to seeing many of you at the annual meeting.

Sincerely,

/s/ Courtney C. Smith
Courtney C. Smith
President, Chief Executive Officer and
Chairman of the Board of Directors

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

Notice of Annual Meeting of Stockholders
to be held On May 6, 2008

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Specialty Underwriters’ Alliance, Inc. (the “Company”) will be held on May 6, 2008 at 222 South Riverside Plaza, 19th Floor, in the Lake County Room, Chicago, IL 60606 at 9:00 a.m. CST for the following purposes:
1.	to elect seven directors for a term of one year ( see page 2 of the proxy statement);

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008 (see page 5 of the proxy statement); and

3.	to transact such other business as may properly come before the meeting, or any adjournment thereof.
     The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record of the Company’s common stock, $.01 par value per share (“Common Stock”), at the close of business on March 26, 2008 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. Holders of the Company’s Class B common stock, $.01 par value per share (“Class B Shares”), are not entitled to vote on the matters to be presented at the meeting.
By order of the Board of Directors

/s/ Courtney C. Smith Chairman of the Board of Directors
Dated: April 2, 2008
Chicago, IL

IMPORTANT:
REGARDLESS OF HOW MANY SHARES OF COMMON STOCK YOU OWN AS OF THE RECORD DATE,
PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE
POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT
THE MEETING.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
222 SOUTH RIVERSIDE PLAZA
CHICAGO, IL 60606

PROXY STATEMENT

     Your Proxy is being solicited by the Board of Directors (the “Board”) of Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Company”), for use at the upcoming Annual Meeting of Stockholders (the “Meeting”) to be held on May 6, 2008, at 222 South Riverside Plaza, 19th Floor, in the Lake County Room, Chicago, IL 60606 at 9:00 a.m. CST, or any adjournment thereof.
     The Company has two classes of common stock: (a) the common stock, $.01 par value per share, or the Common Stock and (b) the Class B common stock, $.01 par value per share, or Class B Shares. Holders of Common Stock are entitled to one vote per share on all matters to be presented at the Meeting. Holders of Class B Shares are not entitled to vote on the matters to be presented at the Meeting. All references to “you,” “your,” “yours” or other words of similar import in this proxy statement refers to the holders of Common Stock.
     Only holders of record of shares of Common Stock at the close of business on March 26, 2008 (the “Record Date”) are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 14,697,355 shares of Common Stock outstanding. To our knowledge, no person owned beneficially more than 5% of the outstanding common shares except as otherwise noted on page 21.
     The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone. Arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.
     Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by submitting to the Secretary of the Company either (1) a timely notice of revocation in writing, or (2) a duly executed proxy bearing a later date than the proxy to be revoked or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.
     Each of the Company’s stockholders of record will receive a copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2007, which includes the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, or the SEC. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 2, 2008. Additionally, you can access a copy of the Annual Report to Shareholders and this Proxy Statement on the Company’s website at www.suainsurance.com.
     If you are the beneficial owner, but not the record holder, of shares of our Common Stock, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2007 Annual Report to multiple stockholders who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2007 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered.
     A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by writing to American Stock Transfer & Trust Co., 59 Maiden Lane, New York, NY 10038. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

     Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence in person or by proxy of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors are elected by a plurality, and the seven nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the Meeting and entitled to vote on the matter is required to approve such matter. In such matters broker non-votes and abstentions will have the same effect as a vote against a proposal. A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.
     Proposals of stockholders to be considered for inclusion in our proxy statement for the Company’s 2009 Annual Meeting of Stockholders must be received by the Company on or prior to December 3, 2008. Any notice of stockholder proposals received after that date will be considered untimely. Proposals should be sent to Scott Goodreau, General Counsel, Specialty Underwriters’ Alliance, Inc., 222 South Riverside Plaza, Suite 1600, Chicago, Illinois, 60606.
     It is expected that the following business will be considered at the meeting and action taken thereon:
PROPOSAL ONE: ELECTION OF DIRECTORS
     Pursuant to the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, the director nominees elected at this Meeting will serve one-year terms that expire upon the date of the next annual meeting or until such time as their respective successors are duly elected and qualified. The authorized number of directors is presently seven. Pursuant to its charter, a copy of which is available at www.suainsurance.com, the Nominating and Corporate Governance Committee has recommended to the Board and the Board has nominated each of the current directors to stand for re-election to the Board of Directors. Each of the nominated Directors has agreed to serve for an additional term if elected. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company. If some unexpected occurrence should make necessary, in the Board’s judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board may select. The Board is not aware of any facts or circumstances that would prevent any of the nominees from serving as a director.
NOMINEES FOR ELECTION
     The following table sets forth certain information with respect to each of the nominees:

		Served as a
Name	Age	Director Since
Robert E. Dean(2)(3)	56	2004
Raymond C. Groth(3)(4)	61	2004
Peter E. Jokiel(1)	60	2003
Paul A. Philp(3)(4)	59	2005
Courtney C. Smith(1)	60	2003
Robert H. Whitehead(1)(2)	74	2004
Russell E. Zimmermann(2)(4)	67	2004

(1)	Member of the Executive Committee

(2)	Member of the Audit Committee

(3)	Member of the Compensation Committee

(4)	Member of the Nominating and Corporate Governance Committee
     All directors, if elected, will hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

2	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

     Robert E. Dean has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004. Mr. Dean is a private investor. From October 2000 to December 2003, Mr. Dean was a Managing Director of Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as member of the Board of Managers from December 2001 to December 2003. From June 1976 to September 2000, Mr. Dean was employed by Gibson, Dunn & Crutcher LLP, where he practiced corporate and securities law and represented numerous public and private companies and investment banks. Mr. Dean was Partner-in-Charge of the Orange County, California, office from 1993 to 1996, was a member of the law firm’s Executive Committee from 1996 to 1999 and co-chaired its financial institutions practice related to banks, thrifts, mortgage and insurance companies.
     Raymond C. Groth has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004. Since March 2001, he has been an Adjunct Professor of Business Administration at The Fuqua School of Business, Duke University. From June 1994 to March 2001, Mr. Groth was Managing Director for First Union Securities, Inc., now called Wachovia Securities. Mr. Groth held several positions in The Investment Banking Department of The First Boston Corporation, now called Credit Suisse, from September 1979 to March 1992. From June 1972 to August 1979, Mr. Groth was an associate with Cravath, Swaine & Moore LLP. He currently serves as a director of The Charlotte Symphony Orchestra.
     Peter E. Jokiel has served as Chief Financial Officer, Treasurer and a Director since the company’s inception. He was appointed as an Executive Vice President in June 2004. Mr. Jokiel has over 30 years experience in the insurance industry. From April 1997 to January 2001, Mr. Jokiel was President and Chief Executive Officer of CNA Financial Corporation’s life operations. From November 1990 to April 1997, he was Chief Financial Officer of CNA Financial Corporation, or CNA. Prior to that time, Mr. Jokiel served in various senior management positions at CNA and was an accountant at Touche Ross & Co. in Chicago. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Illinois Society of CPAs. Mr. Jokiel is a past member of the FASB Emerging Issues Task Force and the AICPA Insurance Companies Committee.
     Paul A. Philp has served as a director of Specialty Underwriters’ Alliance, Inc. since February 2005. He has over 30 years experience at the executive level in the insurance industry within multiple disciplines, including finance, operations, claims, technology and administration. Mr. Philp has served on the board of directors of various insurance related companies over the course of his career. Mr. Philp is currently a principal of Willowbrook Innovation Associates, an insurance consulting firm, and served as President, Chief Executive Officer and Chairman of the Board of Directors of AscendantOne, Inc. until 2003. In 1997, Mr. Philp founded Amherst Innovation Associates, an investment and technology consulting firm serving the insurance industry, and from 1992 until 1997 he served as President and Chief Financial Officer of AMS Services, an insurance technology vendor. From 1970 until 1992, Mr. Philp served as a Vice President of various subsidiaries of AIG.
     Courtney C. Smith has served as President, Chief Executive Officer and Director since the Company’s inception. He was appointed as the Chairman of our board in May 2004. Mr. Smith has over 30 years of experience in the property and casualty insurance industry. Prior to joining us, from April 1999 to April 2002, Mr. Smith served as Chief Executive Officer and President of TIG Specialty Insurance, or TIG, a leading specialty insurance underwriter. From January 1993 to March 1999, Mr. Smith was Chairman, Chief Executive Officer and President of Coregis Group, Inc., an insurer specializing in program business consolidated from the various Crum & Forster companies. Prior thereto, he served in various executive positions at Industrial Indemnity, American International Group, or AIG, and Hartford Insurance Group. Mr. Smith is a member of the Society of Chartered Property and Casualty Underwriters, served on the advisory board of Illinois State University’s Katie Insurance School, was a member of the Board of Directors of the Alliance of American Insurers and was a trustee of American Institute of CPCU/ Insurance Institute of America.
     Robert H. Whitehead has served as a director of Specialty Underwriters’ Alliance, Inc. since August 2004. Mr. Whitehead has over 40 years of experience in the insurance business. From 1994 to 1997, he was a director of FHP Financial Corporation, a California HMO. From June 1993 to June 1995, Mr. Whitehead was Chief Executive Officer and President of the Hawaiian Insurance Guaranty Company, Ltd., where he successfully completed the rehabilitation and sale of that company on behalf of the state. From December 1963 to June 1993, Mr. Whitehead worked at Industrial Indemnity Company of San Francisco, California where he held a number of positions, including President and Chief Operating Officer. In addition, from 1955 to 1963 he held numerous insurance and reinsurance positions in London, New York, Montreal and Toronto. In the past he has been heavily involved in insurance hearings and other legislative activities at the state level in California. Mr. Whitehead has been an independent consultant since 1995.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	3

     Russell E. Zimmermann has served as a director of Specialty Underwriters’ Alliance, Inc. since May 2004. He is a retired partner of Deloitte & Touche LLP, or Deloitte. Mr. Zimmermann was employed by Deloitte from March 1965 to May 2000. Mr. Zimmermann has 35 years of experience serving public and privately held companies in the insurance, manufacturing, banking, mutual fund and retail industries, including nearly 28 years serving as lead client services partner. He is a past member of the American Institute of Certified Public Accountants and the Illinois Society of Certified Public Accountants. Mr. Zimmermann currently serves as a director and chairman of the Audit Committee of ShoreBank Corporation, ShoreBank Chicago, and ShoreBank Pacific.
     Each of the nominees has served as a director during the fiscal year ended December 31, 2007. If voting by proxy with respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes for specific nominees.
     In the judgment of the Board of Directors, each of the following directors of the Company meets the standards for independence required by NASDAQ: Robert E. Dean, Raymond C. Groth, Paul A. Philp, Robert H. Whitehead and Russell E. Zimmermann.
The Board of Directors Recommends a Vote “For” the Election of Each Nominee.
     PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors of the Company has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm (“Independent Auditor”) for the Company for the fiscal year ending December 31, 2008. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.
AUDIT AND NON-AUDIT FEES
     The following table presents the fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for the years ended December 31, 2007 and 2006 and fees billed for other services rendered such firm during the periods:

	Actual Fees
	2007	2006
Audit Fees	$1,165,896	$1,484,460
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(1)	1,590	1,500
Total Fees	$1,167,486	$1,485,960

(1)	Represents fee paid to PricewaterhouseCoopers LLP for licensing of its software product.
     Since becoming subject to the applicable independence rules, all audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s auditors was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The policy of the Audit Committee provides for pre-approval of the yearly audits and quarterly reviews. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services.

4	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

AUDIT COMMITTEE CONSIDERATION OF THESE FEES
     The Company’s Audit Committee has considered whether the provision of the services covered under the categories of “Audit Related Fees” and “All Other Fees” are compatible with maintaining the independence of PricewaterhouseCoopers LLP.
The Board of Directors of the Company Recommends a Vote “For” the
Ratification of the Appointment of PricewaterhouseCoopers LLP as the
Company’s Independent Registered Public Accounting Firm.
CORPORATE GOVERNANCE PRINCIPLES AND RELATED MATTERS
     Our Board has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics and the committee charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these documents, including each of the committee charters, is available under the heading “Corporate Governance” in the “Investor Relations” section of our website located at www.suainsurance.com or by written request to Specialty Underwriters’ Alliance, Inc., Investor Relations, 222 South Riverside Plaza, Suite 1600, Chicago, IL 60606. Our Board regularly reviews corporate governance developments and modifies our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics and the committee charters as warranted.
     The Board has determined that each of its directors other than Messrs. Smith and Jokiel, including all those serving on each of the above referenced committees, meets the standards for independence as defined in the applicable SEC rules and applicable listing standards. The members of the Audit Committee also meet the independence standards of Section 10A(m)(3) of the Securities Exchange Act of 1934.
CORPORATE GOVERNANCE GUIDELINES AND PRINCIPLES
     Our Corporate Governance Guidelines and Principles sets forth overall standards and policies for the responsibilities and practices of our board and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, monitoring and evaluating the performance of our board members and committees; selecting, evaluating and compensating our Chief Executive Officer and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.
CODE OF BUSINESS CONDUCT AND ETHICS
     All of our employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any amendments to, or waivers from, any provisions of this code as it applies to our Chief Executive Officer, Chief Financial Officer and principal accounting officer on our website within four business days of such amendment or waiver.
BOARD COMMITTEES
     The Board has established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee.
  Audit Committee
     Our current Audit Committee consists of Messrs. Zimmermann, Dean and Whitehead. The Board has determined that Mr. Zimmermann is an “audit committee financial expert” as defined by the applicable SEC rules. The Board has determined that all members of the Audit Committee are independent and satisfy the relevant SEC and NASDAQ independence requirements for members of the Audit Committee. We monitor the independence of members of the Audit Committee through the use of annual questionnaires and a requirement for committee

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	5

members to inform the Company of any changes or developments during the year that may have a bearing on their independence. The principal responsibilities of the Audit Committee are:
•	to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information the Company provides to any governmental body or the public; the Company’s systems of internal controls, established by management and the Board, regarding finance, accounting, legal compliance and ethics; and the Company’s auditing, accounting and financial reporting processes generally;

•	to serve as an independent and objective body to monitor the Company’s financial reporting process and internal control system;

•	to select, evaluate and, when appropriate, replace the Company’s Independent Auditors; and

•	to review and appraise the audit efforts of the Company’s independent auditors and internal auditing activities; and to provide an open avenue of communication among the Independent Auditors, financial and senior management, the internal auditing activities, and the Board.
     The Board adopted a charter for the Audit Committee in 2004. At least annually, the Audit Committee reviews the Audit Committee Charter.
AUDIT COMMITTEE REPORT
     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. Additionally, the Audit Committee has reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent auditor’s evaluation of the Company’s internal controls over financial reporting with both management and the Independent Auditors. The Audit Committee discussed with the Independent Auditors matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).
     The Company’s Independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the Independent Auditors their independence.
     Based upon the Audit Committee’s discussion with management and the Independent Auditors, the Audit Committee’s review of the representations of management and the report of the Independent Auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
The Audit Committee
Russell E. Zimmermann (Chair)
Robert E. Dean
Robert H. Whitehead
   Compensation Committee
     Our current Compensation Committee consists of Messrs. Dean, Groth and Philp. Each member of the Compensation Committee is an independent director under applicable listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined in Rule 16b-3 under the Securities Exchange Act of 1934. We monitor the independence of members of the Compensation Committee through the use of annual questionnaires and a requirement for committee members to inform the

6	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

Company of any changes or developments during the year that may have a bearing on their independence. The Board adopted a charter for the Compensation Committee in 2004. The Compensation Committee reviews the Compensation Committee Charter annually. The charter was last revised in early 2007 and approved by the full board. The principal responsibilities of the Compensation Committee are:
•	to determine the level of compensation paid to our Chief Executive Officer;

•	to approve the level of compensation paid to the Company’s other executive officers;

•	to determine award grants under, and administer, our equity incentive plans and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company;

•	to ensure the Company’s executive officers are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice and the requirements of the appropriate regulatory bodies;

•	to communicate to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.
     Robert Dean, as Chairman of the Compensation Committee, schedules the meetings of the committee and sets the agenda for each meeting. The Compensation Committee often invites members of management to attend part of its meetings to provide information and feedback concerning compensation issues. However, at each of the six meetings of the Compensation Committee in 2007, the committee met in executive session, at which no members of management were present, for at least part of the meeting. Although the Compensation Committee Charter allows the committee to delegate some or all of its duties to sub-committees comprised of one or more of its members, the Compensation Committee has never exercised this power. All actions of the committee have been taken by the full Compensation Committee.
     Role of Executives in Establishing Compensation. Members of management are regularly invited to attend meetings of the Compensation Committee; however, members of management do not attend executive sessions of the committee. Courtney Smith, our Chief Executive Officer, provides recommendations directly to the Compensation Committee regarding the compensation to be paid to other officers, including all the other executive officers of the Company. In addition, the Company’s General Counsel assists the committee in setting agendas, gathering information and materials and drafting proposals, plans and memoranda.
     Compensation Consultant. Pursuant to its charter, the Compensation Committee is vested with the authority to retain advisors and approve such person’s fees and terms. During 2007, the Compensation Committee retained Frederic W. Cook & Co., Inc. to provide advice to the committee. Frederic W. Cook consults directly with, and reports directly to, the Compensation Committee and provides no other services to the Company. No other compensation consultants were retained by the Compensation Committee, the Board or management during 2007.
     Frederic W. Cook was retained principally to evaluate the Company’s current compensation programs and to make recommendations regarding potential changes to be implemented in the future. It provides the Compensation Committee with competitive data and business and technical considerations, but it does not recommend particular pay levels for particular executives.
     Compensation Committee Interlocks and Insider Participation. Robert E. Dean, Raymond C. Groth and Paul A. Philp are members of the Compensation Committee. None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity that has had any of such entity’s officers serve either on the Company’s Board or Compensation Committee.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	7

     In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Stockholders, each of which is filed with the SEC.
The Compensation Committee
Robert E. Dean (Chair)
Raymond C. Groth
Paul A. Philp
   Executive Committee
     Our Executive Committee consists of Messrs. Whitehead, Jokiel and Smith. The principal duties of the Executive Committee are:
•	to exercise certain authority of the Board with respect to matters requiring action between meetings of the Board; and

•	to decide issues from time to time delegated by the Board.
   Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee consists of Messrs. Groth, Philp and Zimmermann. Each member of this committee is an independent director under applicable SEC rules and applicable listing standards. We monitor the independence of members of the Nominating and Corporate Governance Committee through the use of annual questionnaires and a requirement for committee members to inform the Company of any changes or developments during the year that may have a bearing on their independence. The Board adopted a charter for the Nominating and Corporate Governance Committee in 2004. At least annually, the committee reviews is charter. The charter was last revised in early 2007. The principal duties of the Nominating and Corporate Governance Committee are:
•	to recommend to the Board proposed nominees for election to the Board by the stockholders at annual meetings, including an annual review as to the re-nomination of incumbents and proposed nominees for election by the Board to fill vacancies which occur between stockholder meetings;

•	to develop and recommend to the Board a Code of Business Conduct and Ethics and to review the code at least annually;

•	to make recommendations to the Board regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the Board and management;

•	to annually evaluate this committee’s performance and charter; and

•	to approve certain related person transactions.
NOMINATION OF DIRECTORS
     The Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Committee will consider suggestions for potential directors from other directors and stockholders.
     Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to

8	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

serve if elected by the stockholders. To recommend a nominee for the 2009 annual election of Directors, the Secretary of the Company must receive your recommendation no later than December 3, 2008.
     We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, chief executive officer, other executive officer or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.
     In evaluating a person as a potential nominee to serve as a director of the Company, the Nominating and Corporate Governance Committee considers, among other factors, the following:
•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•	the contribution which the person can make to the Board and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the Nominating and Corporate Governance Committee may consider relevant; and

•	the character and integrity of the person.
     The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.
     There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.
BOARD AND COMMITTEE MEETINGS
     For the fiscal year ended December 31, 2007, there were four meetings of the Board, four meetings of the Audit Committee, six meetings of the Compensation Committee, four meetings of the Nominating and Corporate Governance Committee, and four meetings of the Executive Committee. All of our directors attended 100% of the meetings of the Board and the committees on which they served in fiscal year 2007. The Board encourages interaction with Company stockholders, and recognizes that annual stockholder meetings of the Company provide a venue whereby stockholders can access and interact with members of the Board. Accordingly, all members of the Board are encouraged to attend annual stockholder meetings of the Company. All Board members attended the 2007 annual meeting.
     The non-management directors of our Board meet in executive session several times during the year, generally at regularly scheduled meetings of the Board or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	9

COMPENSATION OF NON-EMPLOYEE DIRECTORS
     The following table provides information on compensation for non-employee directors who served during 2007:
2007 Non-Employee Director Compensation Table

						Change in
						Pension value
						and
	Fees				Non-Equity	Nonqualified
	Earned or				Incentive	Deferred	All Other
	in Paid	Stock	Option		Plan Compen-	Compen-sation	Compen-
Name	Cash($)	Awards($)(7)	Awards($)(1)		sation ($)	Earnings($)	sation($)	Total($)
Robert E. Dean	$72,750	$24,600	$20,529	(2)	$—	$—	$—	$117,879
Raymond C. Groth	68,000	24,600	20,529	(3)	—	—	—	113,129
Paul A. Philp	59,000	24,600	22,292	(4)	—	—	—	105,892
Robert H. Whitehead	66,750	24,600	20,529	(5)	—	—	—	111,879
Russell E. Zimmermann	70,750	24,600	20,529	(6)	—	—	—	115,879

(1)	Based on grant date fair value of options which vested in 2007 using the binomial lattice option pricing model under FAS 123R. See note 6 to the financial statements included in the Company’s Annual Report on Form 10-K, filed with the SEC for more information regarding the assumptions used to calculate grant date fair value.

(2)	Mr. Dean had 20,000 options outstanding as of December 31, 2007 of which 10,000 shares were granted on November 17, 2004 and 10,000 shares were granted on May 13, 2005 with each grant vesting equally on the first three anniversaries of the date of grant.

(3)	Mr. Groth had 20,000 options outstanding as of December 31, 2007 of which 10,000 shares were granted on November 17, 2004 and 10,000 shares were granted on May 13, 2005 with each grant vesting equally on the first three anniversaries of the date of grant.

(4)	Mr. Philp had 20,000 options outstanding as of December 31, 2007 of which 10,000 shares were granted on February 14, 2005 and 10,000 shares were granted on May 13, 2005 with each grant vesting equally on the first three anniversaries of the date of grant.

(5)	Mr. Whitehead had 20,000 options outstanding as of December 31, 2007 of which 10,000 shares were granted on November 17, 2004 and 10,000 shares were granted on May 13, 2005 with each grant vesting equally on the first three anniversaries of the date of grant.

(6)	Mr. Zimmermann had 20,000 options outstanding as of December 31, 2007 of which 10,000 shares were granted on November 17, 2004 and 10,000 shares were granted on May 13, 2005 with each grant vesting equally on the first three anniversaries of the date of grant.

(7)	Each director received a fully vested stock awarded for 3,000 shares of Common Stock on May 1, 2007. The closing price of the Common Stock on May 1, 2007 was $8.20.
   Cash Compensation
     Annual Retainer. In 2007, we paid an annual retainer of $40,000 to each independent director and $10,000 to the independent directors who chaired the Audit Committee, the Compensation Committee and the Executive Committee and $5,000 to the independent director who chaired the Nominating and Corporate Governance Committee. The larger retainer paid to the chair person of the Audit, Compensation and Executive Committees is to compensate for the increased responsibility levels and preparation time required for these roles.
     Attendance Fee & Expenses. We pay a fee of $2,500 per meeting to each independent director who attends a Board meeting in person. Each independent director who chairs a committee receives $2,000 for each meeting of a committee of the Board attended in person. Finally, each independent director who serves on a committee receives $1,000 for each meeting of a committee of the Board attended in person. With respect to telephonic meetings, we pay compensation at one-half the amount of regular Board and committee meetings. We also reimburse our independent directors for all out of pocket business expenses incurred while traveling to and from the Board and committee meetings.
   Equity-Based Compensation
     Each independent director who joined the Board prior to the 2005 Annual Meeting of the Stockholders received a grant of an option to purchase 10,000 shares of Common Stock at an exercise price equal to the then-current fair market value upon becoming a member of the Board. Each independent director also received an annual grant of an

10	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

option to purchase 10,000 shares of Common Stock of the Company at an exercise price equal to the then-current fair market value on the first business day following each annual meeting of the stockholders of the Company under the 2004 Stock Option Plan (the “2004 Plan”). Each option vests cumulatively at a rate of 33.33% on each of the first three anniversaries of the date of the grant. Upon re-election to the Board in 2006, all independent directors waived their annual grant of an option following the 2006 annual meeting.
     Under the 2007 Stock Incentive Plan (the “2007 Plan”) which was approved by the stockholders at the 2007 Annual Meeting and supersedes 2004 Plan, each independent director who is reelected at the Annual Meeting of Shareholders and has served as a director for at least six months prior to such meeting receives an automatic annual grant of a restricted stock award for 3,000 shares of Common Stock.
COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
     The goal of our executive compensation program is the same as our goal for operating the company, to create long-term value for our shareholders. Our objective is to reward the executive officers for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with the company for long and productive careers. All of our compensation elements fulfill one or more of our performance, alignment and retention objectives. These elements consist of base salary, cash bonus program, and equity incentive compensation.
     The following discussion sets forth our compensation objectives, the various elements of compensation and the amounts of compensation paid to our Chief Executive Officer, Chief Financial Officer and our three most highly compensated officers (not including the CEO and the CFO), or the named executive officers.
OBJECTIVES OF OUR COMPENSATION PROGRAM
     The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating individual performance and retaining our key employees. To achieve this goal, the compensation of our named executive officers is linked to the Company’s financial performance and to each individual’s performance in contributing to the Company’s success.
     Performance. The amount of compensation for each named executive officer reflects his management experience and individual performance achievement. Key elements of compensation that depend upon the named executive’s performance include:
•	a discretionary cash bonus program that is based on an assessment of individual performance and against pre-determined quantitative financial performance goals for the Company; and

•	equity incentive compensation in the form of stock options and stock awards, the value of which is contingent upon the performance of the Company’s share price, and subject to vesting schedules that require continued service with the company.
     Base salary increases and bonuses are designed to retain management, reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Equity compensation is designed to reward long term achievement.
     Alignment. We seek to align the interests of the named executive officers with those of our investors by evaluating executive performance both on individual performance and on the basis of return on equity, or ROE, which we believe to be a key component of shareholder value. Key elements of compensation that align the interests of the named executives with shareholders include:
•	equity incentive compensation, which links a significant portion of compensation to shareholder value because the underlying value of the grants or awards are based on stock price appreciation;

•	a discretionary cash bonus, substantially determined by Company performance based on ROE;

•	stock ownership and holding requirements, which require our senior executives to accumulate and hold the Company’s stock. See “Stock Ownership/Retention Guidelines” below.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	11

     Retention. We believe that retaining our named executive officers is essential for the Company’s long term performance. We also recognize that each of our executive officers has significant experience and proven management ability and are therefore presented with other professional opportunities, including ones at potentially higher compensation levels. We attempt to retain our executives by using continued service as a determinant of total pay opportunity. Key elements of compensation that require continued service to receive any, or maximum, payout include the vesting terms on elements of equity incentive compensation, including stock options and stock awards;
COMPENSATION POLICIES
     We believe that this mix of short-term (salary and cash bonuses) and long-term compensation (equity based compensation) in addition to providing the above performance, alignment and retention goals also serve to balance our Company’s short-term and long-term financial goals. We also recognize that as a named executive’s level of responsibility increases a greater portion of the total compensation should be leveraged with stock and other performance incentives. Our Compensation Committee reviews executive compensation arrangements at least annually in light of market competitiveness, and to assure that the Company meets its objective of providing executive pay packages with appropriate incentives.
     Benchmarking. During 2007 the Compensation Committee, pursuant to their charter, retained Frederic W. Cook & Co. to provide benchmarking information and to analyze comparable insurance companies as part of their compensation recommendations for 2007. Compensation paid to the named executive officers is intended to be at or near median base salaries for our peer group of companies, recognizing that the Company’s lines of business are not replicated at any of the companies in our peer group. The companies considered to be peers for compensation benchmarking purposes, in alphabetical order were 21st Century Holding Co., AmCOMP Incorporated, American Physical Capital, Inc., Amerisafe, Inc., Baldwin & Lyons, Inc., Darwin Professional Underwriters, Inc., First Mercury Financial Corporation, Gainsco, Inc., Hallmark Financial Serviecs, Inc., James River Group, Meadowbrook Insurance Group, Inc., Mercer Insurance Group Inc., National Atlantic Holding Corp., National Interstate Corporation, North Pointe Holdings Corp., NYMagic, Inc., ProCentury Corp., SCPIE Holdings Inc., Seabright Insurance Holdings, Inc., Tower Group, Inc. The criteria benchmarked were revenue, net income, market cap., revenue growth, total shareholder return and return on equity.
     Role of Executives in Establishing Compensation. For more information regarding the role of executives in establishing compensation, please see Corporate Governance Principles and Related Matters beginning on page 7.
     Stock Ownership/Retention Guidelines. The board of directors approved stock ownership guidelines for our executive officers and non-employee directors which became effective in March 2007. The guidelines are intended to further align the interests and actions of the executive officers and non-employee directors with the interests of the Company’s stockholders. The Chief Executive Officer and Chief Financial Officer are expected to hold an amount of Common Stock equal to the lesser of (a) fifty percent of all grants of equity awards to the executive officer after March 2007, net of applicable taxes, or (b) within five years of March 2007 or the date the executive officer is first appointment, an amount of Common Stock with a market value equal to two times his or her base salary. All other executive officers are expected to hold an amount of common stock equal to the lesser of (a) fifty percent of all grants of equity awards to the executive officer after March 2007, net of applicable taxes, or (b) within five years of March 2007 or the date the executive officer is first appointment, an amount of Common Stock with a market value equal to one times his or her base salary. The non-employee directors are expected to hold an amount of common stock equal to the lesser of (a) fifty percent of all grants of equity awards to the director after March 2007, net of applicable taxes, or (b) within five years of March 2007 or the date the director is first appointment, an amount of Common Stock with a market value equal to two times his or her annual retainer.
EVALUATION OF PROGRAM ACHIEVEMENT
     We evaluate whether our compensation programs achieve their goals in a number of ways. First, we review whether our pay packages have achieved the result of retaining talented executives. Since four of our most senior executive officers during 2007 were employed pursuant to employment contracts, evaluation of this criterion is somewhat limited. Second, we evaluate our success in attracting new executives to our company. Since our initial public offering we have been successful in filling new positions as they are created. Third, we review our financial performance in relation to the compensation packages. We believe that levels of compensation are commensurate with the Company’s performance.

12	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

THE ELEMENTS OF OUR COMPENSATION PROGRAM
     The primary components of the Company’s executive compensation program during 2007 were (a) base salaries and annual base salary increases, (b) annual merit-based cash bonuses, (c) annual performance-based cash bonuses, and (d) long-term incentive opportunities in the form of equity-based compensation. Our executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the insurance industry, as well as within a broader spectrum of companies of comparable size and complexity.
     During 2007, four of our five named executive officers, including the Company’s CEO and CFO, had employment agreements which contractually set, the base salary, the base salary increase and a minimum level of bonus for the 2007 year. Each of these employment agreements were automatically renewed at the end of 2007, however the Board is currently negotiating new employment agreements which would put both base salary increases and cash bonuses (individual and performance based) completely at the discretion of the Compensation Committee.
     In 2007, we primarily used three types of compensation in paying our executives.
     Base Salaries and Base Salary Increases. The base salary for our CEO, CFO and that of two of the other three named executive officers is set by existing employment contracts which provides for a guaranteed salary increase of 5% through 2007. The Compensation Committee may at its discretion provide for an additional annual raise but may not decrease the base salary of these four officers. In setting base pay for named executive officers without employment agreements and in determining base salary increases the Compensation Committee reviews the following quantitative and qualitative factors: company performance, the executive’s individual performance and scope of responsibility, competitive market pay information and practices, internal equity, recommendation from the Company’s Chief Executive Officer for each of the other executive officers and other considerations. Based on the Committees review of the above factors each of the named executive officers received a 5% base salary increase effective January 1, 2007.
     Cash Bonuses. Discretionary cash bonuses are finalized during the first quarter of each year. The guaranteed bonuses set by the existing employment agreements are paid in early January and equal 25% of such executive’s base salary during the year. Our discretionary bonus plan determines bonus amounts for each of our named executive officers who are not subject to employment agreement. The bonus plan compensates the executive officers for their effort in 2007 and is based on the discretionary 2007 Officers Bonus Program which rewards the executive officers for both their individual achievement as well as their contribution to the overall success of the Company, as measured by the Company’s ROE. The 2007 Officers Bonus Program provides that each executive officer could achieve a specified percentage of his base salary of up to 25% for such named executive officers individual achievement. The Compensation Committee takes into consideration the individual achievement as it relates to the goals established at the beginning of the year as well as such individual’s contribution to the overall goals and performance of the Company. The CEO also provided his assessment on each of the other named executive officers performance and achievement to the compensation committee for their use in determining the appropriate individual performance part of the bonus program.
     The named executive officers must review their individual performance goals annually and the Compensation Committee reviews and approves such performance goals for the Chief Executive Officer and other named executive officers. Annual performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company’s business results.
     The named executive officers could have achieved performance bonus of up to 75% of their base salary based on the company’s ROE in 2007. In establishing the annual return on equity targets for 2007, the Compensation Committee considered both expected returns on equity for mature specialty insurance companies and expectations for the Company’s third full year of operations. Corporate goals are established by the Compensation Committee with input from the Chief Executive Officer. In addition, performance-based bonuses are expected to be paid only when the Company’s financial performance is likely to maintain or increase stockholder value.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	13

     For 2007, the Company’s ROE is calculated by dividing the pre-tax net income earned by the Company in 2007 by its beginning equity of approximately $114 million at January 1, 2007. The following table sets forth the ROE targets and the maximum bonus to be provided. The percentage for each named executive officer was the same.

	Pre-Tax ROE
	12%	13%	14%	15%	16%	17%	18%	19%	20%
Maximum Bonus	0%	5%	12%	20%	30%	40%	50%	60%	75%
     Long-term Incentives. Stock-based compensation is also an important element of the Company’s compensation program. The Company’s 2007 Stock Incentive Plan, or incentive plan, was adopted by the Board and subsequently approved by the Company’s Stockholders in May 2007. The Compensation Committee, with the assistance of Frederic W. Cook & Co., devised the plan in order to give the Compensation Committee more flexibility in tying executive compensation to the creation of stockholder value. Our Compensation Committee determines in its sole discretion, subject to the terms and conditions of the incentive plan, the size of a particular award based upon its subjective assessment of an individual’s performance, responsibility and functions and how this performance may have contributed, or is expected to contribute to, the Company’s performance.
     We believe awards pursuant to our incentive plan, combined with our stock ownership guidelines, align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. Management will be benefited under such plan only if the other stockholders of the Company also benefit. The purpose of the incentive plan is to encourage executives and others to acquire a larger proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company. The number of awards that the Compensation Committee grants to named executive officers is based on individual performance and level of responsibility.
     Each of our named executive officers was awarded stock options in connection with the Company’s initial public offering in 2004 or upon their hire if they joined the Company subsequent to the IPO which vested over a period of three years. Each of these prior awards will be fully vested in 2008. No new awards were made to the executive officers under the incentive plan in 2007. The board expects to start making awards to the executive officers in 2008 now that managements’ existing options are (or will be) fully vested.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	qualified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)	($)	($)	($)(1)	($)	($)	($)	($)
Courtney C. Smith(2)	2007	$441,000	$110,250	$—	$272,117	$—	$—	$9,000	$832,367
President and Chief	2006	420,000	105,000	—	309,417	—	—	8,523	842,940
Executive Officer

Peter E. Jokiel (2)	2007	385,900	96,475	—	194,779	—	—	9,000	686,154
Executive VP and Chief	2006	367,500	91,875	—	221,478	—	—	8,800	689,653
Financial Officer

Gary J. Ferguson (2)	2007	275,700	68,925	—	78,415	—	—	9,000	432,040
Senior VP and Chief	2006	262,500	65,625	—	89,163	—	—	8,800	426,088
Claims Officer

William S. Loder(3)	2007	275,700	68,925	—	92,972	—	—	9,000	446,597
Senior VP and Chief	2006	262,500	65,625	—	105,716	—	—	143,800	577,641
Underwriting Officer

Scott W. Goodreau (4)	2007	275,700	60,000	—	35,514	—	—	69,879	441,093
Senior VP, General	2006	262,500	30,000	—	43,793	—	—	13,800	350,093
Counsel and Secretary

(1)	Based on grant date fair value of options which vested in 2006 using the binomial lattice option pricing model under FAS 123R. See note 6 to the financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC for more information regarding the assumptions used to calculate grant date fair value.

14	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

(2)	The bonus amount for 2007 and 2006 was set pursuant to employment agreement at 25% of annual base salary. All Other Compensation reflects the Company’s matching contributions to the employees’ 401(k) plan.

(3)	The bonus amount for 2007 and 2006 was set pursuant to employment agreement at 25% of annual base salary. All Other Compensation reflects the Company’s matching contributions to the employees’ 401(k) plan and also includes in 2006 $135,000 in relocation expenses. William Loder retired from the Company on 1/1/2008

(4)	All Other Compensation reflects the Company’s matching contributions to the employee’s 401(k) plan as well as $60,879 and $5,000 in 2007 and 2006, respectively, for reimbursement for professional education. Mr. Goodreau was promoted to Senior Vice President in February of 2007
COMPENSATION PAID IN 2007
     Throughout 2007, the Compensation Committee reviewed the compensation being paid to the named executive officers, including the individual components of each person’s total pay package. The committee considered the contractual obligations owed to four of the named executive officers under existing employment agreements and the pay package currently paid to the fifth named executive officer, our General Counsel. The committee determined that aggregate compensation paid to each named executive officer was appropriate in light of the Company’s overall performance and the individual performance of each such officer. The committee recognized the efforts made by our senior management in continuing to increase revenue, to build the Company’s infrastructure, and to monitor underwriting, claims and expense discipline. As our pre-tax ROE was approximately 11%, no named executive officer was eligible for a performance based bonus.
     In 2007, Courtney Smith, our Chief Executive Officer, received a salary of $441,000, which represented a 5% increase in his base salary from 2006, and a guaranteed bonus of $110,250, representing 25% of his base salary required to be paid under his employment agreement, which was paid in 2008. Mr. Smith also received $9,000 in matching contributions by the Company to his 401(k) plan.
     In 2007, Peter Jokiel, our Chief Financial Officer, received a salary of $385,900, which represented a 5% increase in his base salary from 2006, and a guaranteed bonus of $96,475, representing 25% of his 2007 base salary required to be paid under his employment agreement, which was paid in 2008. Mr. Jokiel also received $9,000 in matching contributions by the Company to his 401(k) plan.
     In 2007, Gary Ferguson, our Chief Claims Officer, received a salary of $275,700, which represented a 5% increase in his base salary from 2006, and a guaranteed bonus of $68,925, representing 25% of his base salary as required to be paid under his employment agreement, which was paid in 2008. Mr. Ferguson also received $9,000 in matching contributions by the Company to his 401(k) plan.
     In 2007, William Loder, our Chief Underwriting Officer, received a salary of $275,700, which represented a 5% increase in his base salary from 2006, and a guaranteed bonus of $68,925, representing 25% of his base salary as required to be paid under his employment agreement, which was paid in 2008. Mr. Loder also received $9,000 in matching contributions by the Company to his 401(k) plan. Mr. Loder informed the Company in November 2007 of his intention to retire at the end of 2007. Effective January 1, 2008, pursuant to the terms of his Separation Agreement and Release, Mr. Loder retired from the Company. See “Separation Agreement’” for additional information.
     In 2007, Scott Goodreau, our General Counsel, received a salary of $275,700 which represented a 5% increase in his base salary from 2006, and an individual merit based bonus of $60,000. Mr. Goodreau also received $9,000 in matching contributions by the Company to his 401(k) plan and $60,879 for reimbursement for professional education.
SALARY AND BONUS IN PROPORTION TO TOTAL COMPENSATION
     Our named executive officers on average receive approximately 60% of their total compensation in the form of base salary and cash based bonuses. As noted above, we believe that a substantial portion of each named executive officers compensation should be in the form of equity awards. The objectives of our compensation program and overall compensation policies are described in greater detail under the headings “Objectives of Our Compensation Program” and “Compensation Policies” above.
POLICY REGARDING RECOVERY OF CERTAIN PAYMENTS AND AWARDS
     The Company believes that it is in the best interests of its stockholders to have a policy regarding recovery of awards and payments made to executive officer under certain circumstances. In general, those circumstances would involve certain types of misconduct or in connection with certain restatements of our financial statements.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	15

Therefore, it is our policy that, subject to applicable law, the Company should attempt to recover from any executive officer some or all of any bonus, incentive payment, equity award or other compensation that had been awarded or received by such executive officer if the Board, or a committee thereof, determines that such compensation was based on any financial results or operating metrics that were satisfied as a result of such executive officer’s knowing or intentional fraudulent or illegal conduct. In determining whether to recover a payment or award, and whether such recovery should be in whole or in part, the Board, or a committee thereof, shall take into account such considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation. The Board, or a committee thereof, shall have sole discretion in determining whether an executive officer’s conduct has or has not met any particular standard of conduct under law or Company policy.
     In addition, following a restatement of the Company’s financial statements, the Company shall recover any compensation received by the Company’s Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.
IMPACT OF REGULATORY REQUIREMENTS ON COMPENSATION
     In formulating and implementing its compensation policies, the Company continually reviews the actual or potential effects of governmental and other regulation, weighing the costs and benefits of a particular form of compensation in light of such regulation. For example, during 2006 we adopted FAS 123R whereby we recognize compensation expense for stock options. Our shareholders approved a new equity incentive plan, the 2007 Stock Incentive Plan, at our 2007 annual meeting. We believe the plan provides more flexibility and will provide us with additional forms of long term equity incentives, some of which may allow for different amounts and timing of expense to the Company.
     The Internal Revenue Code of 1986, as amended, prohibits publicly held corporations such as the Company from deducting compensation in excess of $1,000,000 per individual, other than performance-based compensation. Based on the current levels of compensation of our executive officers, we have not been affected by this restriction. Our Compensation Committee continually evaluates maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate our executive officers.
     In addition, Section 280G of the Internal Revenue Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his or her “base amount” (as defined in Section 280G), then any amount received in excess of the base amount shall be considered an “excess parachute payment.” Under certain circumstances, in addition to any income tax which would otherwise be owed in connection with such payment, the individual will be subject to an excise tax equal to 20% of such excess payment, and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.
     The Compensation Committee continues to monitor the implementation of the rules and regulations pursuant to Section 409A of the Internal Revenue Code, which, among other things, could cause certain types of deferred payments to be subject to additional taxes and penalties. While the Company believes that its current employment arrangements and agreements do not give rise to any negative consequences under Section 409A, it is the Company’s current intention to structure any new employment arrangements or agreement, or if need be amend existing employment arrangements or agreements, to reduce or eliminate any adverse effects of Section 409A.
POST TERMINATION COMPENSATION
     Our four named executive officers with employment agreements have post-termination provisions as part of those agreements. However, Mr. Loder as part of his transition agreement entered into with the Company on October 26, 2007, or the Transition Agreement, agreed that effective notice of the non-renewal of his employment agreement was given and as of December 31, 2007 he would no longer have rights under his Employment Agreement.
     Each employment agreement provides that in the event of termination by (1) us due to the executive’s death or disability or cause, or (2) by the executive other than for good reason, the executive will be entitled to receive: (a) base salary up to and including the effective date of termination, prorated on a daily basis; (b) payment for any accrued, unused vacation as of the effective date of termination; (c) in the event of termination due to the

16	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

executive’s death or disability, any performance-based bonus previously earned but not paid; (d) a prorated amount of any guaranteed bonus, if termination occurs during the first three fiscal years after the commencement of the agreement; and (e) any other benefits (if any) payable upon the executive’s death or disability.
     Further, each agreement provides that in the event of termination by (1) us other than due to the executive’s death or disability or cause, or (2) by the executive for good reason, the executive will be entitled to receive: (a) a lump sum payment of an amount equal to 150% of the annual amount of the executive’s base salary calculated at the rate in effect at the date of such termination; (b) a lump sum payment of an amount equal to 50% of amount payable pursuant to clause (a) above; (c) any performance-based bonus previously earned but not paid; and (d) any payment for any accrued, unused vacation as of the date of termination.
     Each employment agreement also provides that if employment is terminated by the executive other than for good reason, the executive has agreed not to compete with us through the date on which the employment would have otherwise ended. If the employment is terminated for cause, the executive has agreed not to compete with us through the longer of (1) one year following the termination of his employment with us, or (2) the period during which the term would have otherwise continued in effect. During such period, we will continue to pay the executive the base salary and any guaranteed bonus, if applicable. We, at our sole option, may choose to terminate such payments at any time during the restricted period, at which time the executive will no longer be subject to the non-competition restrictions. If the employment is terminated under any circumstances that result in any payments from us to the executive, each of the executives has agreed not to compete with us through the longer of (1) one year following the termination of his employment with us, (2) the period during which we continue to pay the base salary to the executive, or (3) two years following the termination of his employment with us in case the termination is due to causes other than the executive’s death or disability, cause, good reason or change in control.
     Notwithstanding the provisions described above, if the executive’s employment is terminated by us, other than due to the executive’s death or disability or cause, or by the executive for good reason, in either case, upon or within six months following a “change in control,” then, (1) all stock options held by the executive that were not previously exercised will become fully vested and exercisable; (2) any performance-based bonus previously earned but unpaid will become fully vested and will be paid as soon as practicable; and (3) the executive shall be entitled to receive a lump sum payment of an amount equal to three times the annual amount of the executive’s base salary calculated at the rate in effect at the date of such termination. Notwithstanding the preceding, if these benefits and payments, either alone or together with other benefits and payments that the executive has the right to receive either directly or indirectly from us or any of our affiliates, would constitute an excess parachute payment, or excess payment, under Section 280G of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, the executive hereby agrees that these benefits and payments will be reduced (but not below zero) by the amount necessary to prevent any such benefits and payments, to the executive from constituting an excess payment, as determined by our independent auditor.
     In addition, our 2007 Officer Bonus Program provides for payment of any deferred portion of bonus to be paid if the executive officer is terminated for reasons other than “cause.”
     “Cause” means that the executive: (1) has committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof; (2) has committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (3) has engaged in conduct that violated our then-existing material internal policies or procedures and which is detrimental to the business, reputation, character or standing of us or any of our affiliates; (4) has committed an act of fraud, self dealing, conflict of interest, dishonesty or misrepresentation; or (5) after written notice by us and a reasonable opportunity to cure, has materially breached his obligations as set forth in his employment agreement.
     “Good Reason” will apply if the executive sends us written notice setting forth the alleged good reason and after a 60-day cure period there continues to be: (1) a material adverse change in the executive’s title, position or responsibilities; and/or (2) a material breach by us of any material provision of the employment agreement.
     “Change in Control” is defined as:
•	any person or group of persons acting in concert (other than any person who, prior to our initial public offering, is a holder of our voting securities) that holds or becomes entitled to more than 50% of the combined voting power of our outstanding voting securities;

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	17

•	our Board approves our merger or consolidation with any other corporation, other than a merger or consolidation that would result in all or substantially all of the holders of our voting securities immediately prior thereto continuing to hold at least 50% of the combined voting power of our outstanding voting securities or the surviving entity immediately after such merger or consolidation; or

•	our Board approves a plan of our complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets, other than any such sale or disposition where all or substantially all of the holders of our voting securities immediately prior thereto continue to hold at least 50% of the combined voting power of the outstanding voting securities of the acquiror or transferee entity immediately after such sale or disposition.
SEPARATION AGREEMENT AND GENERAL RELEASE
     The Company, entered into a Transition Agreement with Mr. Loder, pursuant to which for consideration equaling $6,250, Mr. Loder agreed to sign a Separation Agreement and General Release prior to January 2, 2008, that he would retire from the Company at the end of 2007 and that effective notice was given for not renewing his employment contract which therefore terminated on 12:01 am on January 1, 2008. As a result Mr. Loder was not eligible to receive any payments pursuant to his prior employment agreement, other than his guaranteed bonus for 2007, as described above. The Separation Agreement and General Release contained the following terms:
•	the Company paid a lump sum severance payment in an amount equal to six (6) months of base salary, in the aggregate gross amount of $137,850, less applicable deductions;

•	the Company will pay the cost for medical benefit continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of six (6) months following the separation date, subject to certain terms and conditions, equal to $2,711;

•	the company acknowledged and confirmed that the date by which Mr. Loder may exercise the 64,000 shares of Common Stock subject to options that he currently holds shall be November 17, 2014.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
     In the event of termination by (1) us due to the executive’s death or disability or cause, or (2) by the executive other than for good reason, as of December 31, 2007, each of the named executive officers under employment agreement would receive a lump sum payment of the following: Courtney C. Smith, $17,808; Peter E. Jokiel, $12,462; and Gary J. Ferguson, $11,154. This amount does not include any performance-based bonus previously earned but not paid, as the Company did not pay performance-based bonuses to its named executive officers under employment agreements in 2007.
     In the event of termination by (1) us other than due to the executive’s death or disability or cause, or (2) by the executive for good reason, as of December 31, 2007, each of the named executive officers under employment agreements would receive a lump sum payment of the following: Courtney C. Smith, $1,010,058; Peter E. Jokiel, $880,737; and Gary J, Ferguson, $631,479.
     Finally, if the executive’s employment is terminated by us, other than due to the executive’s death or disability or cause, or by the executive for good reason, in either case, upon or within six months following a “change in control,” then, as of December 31, 2007, each of the named executive officers under employment agreements would receive a lump sum payment of the following: Courtney C. Smith, $1,340,808; Peter E. Jokiel, $1,170,162; and Gary J. Ferguson, $838,254. This amount does not include any performance-based bonus earned but unpaid, as the Company did not pay a performance-based bonus to its named executive officers under employment agreements in 2007. In addition, this amount does not include the value of stock options which would immediately vest and become exercisable as of December 31, 2007 using its intrinsic value, as this amount would be $0 for Messrs. Smith, Jokiel, and Ferguson.
AWARDS
     For 2007, the Compensation Committee did not award any stock awards pursuant to the 2007 Plan. Additionally, none of the named executive officers exercised any of their outstanding options in 2007.

18	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

EQUITY COMPENSATION PLAN INFORMATION
     The 2004 Plan was cancelled upon the adoption and approval of the 2007 Plan. No more options may be granted pursuant to the 2004 Plan. As of December 31, 2007 there were 732,466 options outstanding, of which 673,579 were exercisable and 58,887 has not yet vested. 800,000 shares of Common Stock were authorized for grant pursuant to the 2007 Plan. Any outstanding options, whether granted under the 2004 Plan or the 2007 Plan, which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards under the 2007 Plan. The maximum number of shares of Common Stock that may be the subject grants to any individual during any calendar year shall not exceed 500,000. The 2004 Plan and the 2007 Plan provide that the term of any option may not exceed ten years.
     In addition, the 2007 Plan provides that on the first business day following each annual meeting of stockholders (and on the date on which a non-employee director first becomes a member of our Board, if appointed before the first annual meeting of the stockholders), each non-employee director will receive an automatic restricted stock award for 3,000 shares of Common Stock that shall be immediately vested.
     The table below contains information about the Company’s compensation plans as of December 31, 2007 under which equity securities of the Company are authorized for issuance.

Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance under equity
	exercise of	outstanding	compensation plans
	outstanding options,	options, warrants	(excluding securities
	warrants and rights(#)	and rights($)	reflected in column (a))(#)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	732,466	$9.32	795,000
Equity compensation plans not approved by security holders	—	—	—

Total	732,466	$9.32	795,000

     An increase in the number of shares issuable under the plan or a change in the class of persons to whom options may be granted may be made by the Board or the Compensation Committee, but is subject to the approval of the stockholders within one year of such amendment.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	19

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards:	Awards:
								Number	Market or
			Equity			Number		of	Payout
			Incentive			of	Market	Unearned	Value of
	Number of		Plan Awards:			Shares	Value of	Shares,	Unearned
	Securities	Number of	Number of			or Units	Shares	Units or	Shares,
	Underlying	Securities	Securities			of Stock	or Units	Other	Units or
	Unexercised	Underlying	Underlying			That	of Stock	Rights	Other
	Options	Unexercised	Unexercised	Option		Have	That	That Have	Rights that
	(#)	Options	Unearned	Exercise	Option	Not	Have Not	Not	Have Not
	Exercisable	(#) Un-	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	exercisable	(#)	($)	Date	(#)	($)	(#)	($)
Courtney C. Smith President and Chief	190,000	—	—	$9.50	11/17/2014	—	—	—	—
Executive Officer
Peter E. Jokiel Executive VP and Chief	136,000	—	—	9.50	11/17/2014	—	—	—	—
Financial Officer
William S. Loder Senior VP and Chief	64,000	—	—	9.50	11/17/2014	—	—	—	—
Underwriting Officer (2)
Gary J. Ferguson Senior VP and Chief	64,000	—	—	9.50	11/17/2014	—	—	—	—
Claims Officer
Scott W. Goodreau Senior VP, General	30,000	—	—	9.50	11/17/2014	—	—	—	—
Counsel and Secretary

(1)	Each of these options were granted on 11/17/2004 and vest in equal annual installments over the three-year period following the date of grant.

(2)	William Loader retired from the Company on 1/1/2008
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
     Our stockholders who wish to communicate with the Board or any individual director can write to:
Scott Goodreau
Senior Vice President, General Counsel,
Administration & Corporate Relations
Specialty Underwriters’ Alliance, Inc.
222 South Riverside Plaza
Chicago, Illinois 60606
     Your letter should indicate that you are a stockholder of the Company. Depending on the subject matter of your inquiry, management will:
•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, as might be the case if you request information about the Company or it is a stockholder related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
     At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to any requesting director.

20	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table provides information as of March 19, 2007, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of the Company’s Common Stock known to the Company, (ii) each of the Company’s most highly compensated executive officers in fiscal 2007, (iii) each director of the Company and (iv) all directors and executive officers as a group. Except as otherwise noted, each person named below has sole investment and voting power with respect to the securities shown. Also, unless otherwise indicated, the business address for each person below is 222 South Riverside Plaza, Chicago, Illinois 60606.

	Number of Shares		Percent
Name and Address	Beneficially Owned		of Stock
Wells Fargo & Company	1,603,748	(1)	10.91%
Bares Capital Management	1,259,653	(2)	8.57%
North Run Capital, LP	1,125,500	(3)	7.66%
Aegis Financial Corporation	1,112,413	(4)	7.57%
Heartland Advisors, Inc.	1,089,570	(5)	7.41%
Courtney Smith	214,481	(6)	1.44%
Peter E. Jokiel	194,142	(7)	1.31%
William S. Loder	86,605	(8)	*
Gary J. Ferguson	84,840	(9)	*
Scott W. Goodreau	37,300	(10)	*
Robert E. Dean	25,500	(11)	*
Raymond C. Groth	24,000	(12)	*
Paul A. Philp	24,000	(13)	*
Robert H. Whitehead	25,000	(14)	*
Russell E. Zimmermann	24,500	(15)	*
All executive officers and directors as a group	823,233	(16)	5.40%

(1)	This information is based upon a Schedule 13G/A filing with the SEC dated January 25, 2008 made by Wells Fargo & Company setting forth information as of December 31, 2007 and includes shares held by Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC, both registered investment advisors, and Wells Fargo Bank, National Association. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94105.

(2)	This information is based upon a Schedule 13G/A filing with the SEC dated February 15, 2008 made by Bares Capital Management, Inc. setting forth information as of December 31, 2007. The address for Bares Capital Management is 221 W. 6th Street, Suite 1225, Austin, TX 78701.

(3)	This information is based upon a Schedule 13G/A filing with the SEC dated February 14, 2008 made by North Run Capital, LP setting forth information as of December 31, 2007 The address of North Run Capital, LP is One International Place, Suite 2401, Boston, MA 02110.

(4)	This information is based upon a Schedule 13G filing with the SEC dated February 14, 2008 made by Aegis Financial Corporation, setting forth information as of December 31, 2007. The address for Aegis Financial Corporation is 1100 North Glebe Road, Suite 1040, Arlington, VA, 22201.

(5)	This information is based upon a Schedule 13G filing with the SEC dated February 8, 2008 made by Heartland Advisors, Inc., setting forth information as of December 31, 2007. The address for Heartland Advisors, Inc. is 789 North Water Street, Milwaukee, WI, 53202.

(6)	Courtney C. Smith is our President, Chief Executive Officer, and Chairman of the Board of Directors. The number of shares beneficially owned includes 190,000 shares issuable upon exercise of options that are currently exercisable.

(7)	Peter E. Jokiel is our Executive Vice President, Chief Financial Officer, and Director. The number of shares beneficially owned includes 136,000 shares issuable upon exercise of options that are currently exercisable.

(8)	William S. Loder is our Senior Vice President and Chief Underwriting Officer. The number of shares beneficially owned includes 64,000 shares issuable upon exercise of options that are currently exercisable. Mr. Loder retired from the Company on 1/1/2008.

(9)	Gary J. Ferguson is our Senior Vice President and Chief Claims Officer. The number of shares beneficially owned includes 64,000 shares issuable upon exercise of options that are currently exercisable.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	21

(10)	Scott W. Goodreau is our Senior Vice President, General Counsel, Administration & Corporate Relations, and Secretary. The number of shares beneficially owned includes 30,000 shares issuable upon exercise of options that are currently exercisable.

(11)	Robert E. Dean is a Director. The number of shares beneficially owned includes 5,500 shares held in living trust as to which Mr. Dean has shared voting and dispositive power with his wife. Also includes 20,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of March 19, 2008.

(12)	Raymond C. Groth is a Director. The number of shares beneficially owned includes 20,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of March 19, 2008.

(13)	Paul A. Philp is a director. The number of shares beneficially owned includes 20,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of March 19, 2008.

(14)	Robert H. Whitehead is a director. The number of shares beneficially owned includes 20,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of March 19, 2008.

(15)	Russell E. Zimmermann is a Director. The number of shares beneficially owned includes 20,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of March 19, 2008.

(16)	The total shares beneficially owned by all executive officers and directors as a group (14 people) includes 648,400 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of March 19, 2008. The only executive officers of the Company included in this total but not otherwise shown on this table are Barry G. Cordeiro, Senior Vice President and Chief Information Officer; Scott K. Charbonneau, Vice President and Chief Actuary; Daniel A. Cacchione, Vice President and Chief Underwriting Officer; and Daniel J. Rohan, Vice President and Controller. Mr. Cordeiro beneficially owned 37,910 shares, which includes 20,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of March 19, 2008. Mr. Charbonneau beneficially owned 25,555 shares, which includes 20,000 shares issuable upon exercise of options that are currently exercisable. Mr. Cacchione beneficially owned 10,000 shares, which includes 10,000 shares issuable upon exercise of options that are currently exercisable. Mr. Rohan beneficially owned 14,400 shares, which represents shares issuable upon exercise of options that are currently exercisable.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     We have adopted written policies and procedures with respect to the approval of related person transactions. Pursuant to this policy, subject to certain exceptions, the Nominating and Corporate Governance Committee of our Board of Directors must approve any interested transaction between the Company and any related person (as defined in the applicable SEC rules). Our policy defines an “interested transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year,

•	the Company is a participant, and

•	any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).
     In determining whether to approve an interested transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If an interested transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, reviews and assesses ongoing relationships with the related person to see that they are in compliance with the guidelines and that the interested transaction remains appropriate.
     Our policy deems the following types of transactions to be pre-approved by the Nominating and Corporate Governance Committee:
•	employment agreements with executive officers that meet certain criteria,

•	director compensation that meet certain criteria,

•	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $50,000, or 2 percent of that company’s total annual revenues,

•	transactions where all shareholders receive proportional benefits, and

•	transactions involving competitive bids.

22	2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.

     In addition, our policy requires that our General Counsel institute and maintain specific procedures, including but not limited to the use of questionnaires, to ensure that the Company maintains records of related persons and interested transactions so that all related person interested transactions that are required to be disclosed in our filings with the Securities and Exchange Commission are disclosed in accordance with all applicable laws, rules and regulations.
     Since the beginning of 2007, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Company believes that during 2007 its officers, directors and holders of more than 10% of its Common Stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, the Company has relied solely on written representations of its directors, officers and holders of more than 10% of the Company’s Common Stock and on copies of reports that have been filed with the Securities and Exchange Commission.
LEGAL PROCEEDINGS
     We are not currently involved in any litigation other than routine litigation arising in the ordinary course of business and that is either expected to be covered by liability insurance or to have no material impact on our financial position and results of operations. None of the Directors or officers of the Company is an adverse party to us in these routine litigation matters.
OTHER BUSINESS
     At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

/s/ Courty C. Smith
Chairman of the Board

Dated: April 2, 2008

Your vote is important. Please sign, date and return
your proxy card so that a quorum may
be represented at the meeting.

2008 Proxy Statement Specialty Underwriters’ Alliance, Inc.	23

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS – MAY 6, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Specialty Underwriters’ Alliance, Inc., a Delaware corporation, hereby appoints Courtney C. Smith, Peter E. Jokiel, and Scott W. Goodreau and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. CST on May 6, 2008, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS
OF
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
May 6, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.
- Please detach along perforated line and mail in the envelope provided. -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSALS 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE T

						FOR	AGAINST	ABSTAIN

1. To elect 7 nominees as Directors of the Company:				2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2007.	☐	☐	☐
NOMINEES
☐	For All Nominees	O	Courtney C. Smith
		O	Peter E. Jokiel
☐	Withhold Authority For All Nominees	O O O O O	Robert E. Dean Raymond C. Groth Paul A. Philp Robert H. Whitehead Russel E. Zimmermann	3.	With discretionary authority upon such other matters as may properly come before the Meeting.	☐	☐	☐

☐	For All Except (See instructions below)

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES SET FORTH HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR

INSTRUCTION:

To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the circle next to each nominee you wish to withhold, as show here. •

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

					MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

☐
To change the address on your account, please check the box at left and indicate your new address in the address space above. please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporatio